EARNOUT AGREEMENT

This Earnout Agreement (“Agreement”) is entered into this 29th day of September, 2008, by and between theglobe.com, Inc., a Delaware corporation (“Parent”), and Tralliance Registry Management Company, LLC, a Florida limited liability company (“Buyer”).

RECITALS

A. Parent originally planned to sell all of the assets of its wholly-owned subsidiary Tralliance Corporation, a New York corporation (“Tralliance”) (the “Assets”), to The Registry Management Company, LLC, a Florida limited liability company (“Registry”), pursuant to a Purchase Agreement dated as of June 10, 2008, by and among Tralliance, the Parent and Buyer (the “Purchase Agreement”). Defined terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

B. Buyer is a wholly-owned subsidiary of Registry.

C. Registry has assigned all of its right, title and interest in and to the Purchased Assets to Buyer and Buyer has agreed to assume all of the obligations and liabilities relating to this Agreement.

D. The Purchase Agreement provides that a portion of the purchase price will be calculated and paid as an earnout based upon the Net Revenues (as hereinafter defined) generated by the Buyer over the Term (hereinafter defined).

E. Parent and Buyer have agreed that determination and payment of the earnout contemplated by the Purchase Agreement shall be made in accordance with the terms of this Agreement.

Now, therefore, in consideration of the premises and of the respective covenants and provisions herein contained, Parent and Buyer agree as follows:

ARTICLE I
DEFINITIONS

1.1 Business shall have the meaning of such term as set forth in the Purchase Agreement.

1.2 Cumulative Minimum Payment Amount shall mean the sum of Two Million One Hundred Seventy Five Thousand Dollars ($2,175,000), plus an amount equal to the number of effective days in the final Earnout Period divided by 365 multiplied by Four Hundred Fifty Thousand Dollars ($450,000).

1.3 Earnout Amount means with respect to any particular time period, an amount equal to ten percent (10.0%) of the Net Revenues of the Buyer for such period.

1.4 Earnout Period shall mean the one year period commencing on the Closing Date and all succeeding one year periods thereafter (or portion thereof with respect to the last such year) during the Term.

1.5 Fiscal Quarter shall mean the calendar quarters ending on March 31, June 30, September 30 and December 31.

1.6 Net Revenue shall have the meaning set forth in Section 3.1 below with respect to the Company and any subsidiary thereof.

1.7 Term shall mean the period commencing on the date hereof and continuing until the close of business on May 5, 2015.

ARTICLE II
EARNOUT PAYMENT

2.1 Minimum Earnout Payments. The minimum Earnout Amount that shall be paid to the Parent with respect to the initial Earnout Period shall be Three Hundred Thousand Dollars ($300,000). Thereafter, the minimum Earnout Amount that shall be paid to the Parent shall increase by $25,000 in each subsequent Earnout Period until the end of the Term, with the minimum Earnout Amount for the last Earnout Period prorated based upon the effective number of days in that period. The minimum aggregate Earnout Payments that shall be paid to the Parent over the Term shall be equal to the Cumulative Minimum Payment Amount. Within ten (10) Business Days following the end of each Fiscal Quarter during the Term, Buyer shall pay to the Parent an amount equal to twenty-five percent (25%) of the minimum Earnout Amount due for that Earnout Period, except that the quarterly payments due during the final Earnout Period shall be equal to thirty three and one-third percent (33 1/3rd%) of the minimum Earnout Amount due for such final Earnout Period.

2.2 Yearly Earnout Payments. As further provided in Section 3.2(a) below, within twenty (20) Business Days following the end of each Earnout Period (or May 5, 2015 with respect to the last such Earnout Period) during the Term, Buyer shall pay to Parent an amount equal to the excess, if any, of the Net Revenue of the Buyer for such period multiplied by ten percent (10.0%) (the “Yearly Earnout Payment”) over the sum of all Minimum Earnout payments made and attributable to such Earnout Period.

2.3 Interest. Unless such payment is not timely made, Parent shall not be entitled to any interest on any payments under this Agreement. Any minimum Earnout Amount or Yearly Earnout Payment that is not made on a timely basis shall bear interest at the rate of one percent (1%) per month from the date due until paid in full.

2.4 Right to Operate the Business. The Parent acknowledges that following the Closing of the Purchase Agreement Buyer will have the right to operate the Business of the Buyer in a manner that Buyer deems appropriate in Buyer’s sole discretion, but subject to the provisions of Section 2.5 hereof. Notwithstanding the foregoing, at all times during the Term, the Buyer shall diligently proceed with commercially reasonable efforts to develop and market the Business.

2.5 Segregation of Business within the Buyer. The Parties acknowledge and agree that the earn-out calculations under this Agreement assume that the Buyer acts as a single purpose entity and continues to operate the Business of the Seller solely within the Buyer. During the Term, the Buyer covenants that it will only own and operate the Business (together will such other business as is related or incidental thereto) through the Buyer or a subsidiary thereof, or will implement appropriate procedures to accurately track Net Revenues as contemplated by this Agreement, which procedures will be subject to the approval of Parent which consent will not be unreasonably withheld.

ARTICLE III
COMPUTATION OF NET REVENUE; PAYMENT

3.1 Manner of Computation. For purposes of this Agreement, “Net Revenue” for any period shall mean the total cash received by the Buyer and its subsidiaries related to registrations of “.travel” domain names, net of third-party registry operator fees, if applicable, and exclusive of any cash received from a Bulk Purchase Program. “Bulk Purchase Program” means any agreement or program of Buyer or its subsidiaries pursuant to which a single purchaser or affiliated group of purchasers registers or renews more than twenty five thousand (25,000) “.travel” domain names.

3.2 Time of Determination and Payment

(a) Within twenty (20) Business Days after the end of each Earnout Period during the Term, the Buyer shall provide the Parent a complete and accurate statement of its Net Revenues for such Earnout Period (the “Earnout Statements”). Each Earnout Statement shall be certified as accurate by an officer of the Buyer and shall be accompanied by payment of the amounts shown as due on such Earnout Statement. All payments made hereunder shall be in United States currency drawn on a United States bank, unless otherwise specifically agreed upon by the parties.

(b) The Buyer shall retain records relating to all of its Net Revenue and its Earnout Statements for at least one (1) year after the expiration or termination of this Agreement. Parent, directly or through its representative, shall be entitled to inspect the Buyer's books and records relating to said Net Revenue and Earnout Statements for purposes of verifying the accuracy of the Earnout Statements delivered to it pursuant to 3.2(a) of this Agreement.

(c) Such inspection and access will be available to Parent upon not less than five (5) days written notice to the Buyer, not more than once each calendar year of the Term, during normal business hours, and once a year for one (1) year after the expiration or termination of this Agreement. Should such inspection reveal with reasonable certainty a discrepancy in reporting and payment of amounts due to the Parent’s detriment, then the Buyer shall promptly pay to the Parent the amount of such discrepancy. In addition, if the discrepancy in reporting and payment is the greater of (i) five percent (5%) and (ii) twenty thousand dollar ($20,000) over the course of any consecutive four quarters, Buyer shall also pay to Parent the reasonable and necessary costs of such inspection plus interest on the amount due from the date that it should have been paid until the date of actual payment at the rate of twelve percent (12%) per annum.

ARTICLE IV
MISCELLANEOUS

4.1 Benefit of Parties and Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party.

4.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

4.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.

4.4 Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 11.1 of the Purchase Agreement.

4.5 Waiver of Compliance The party for whose benefit a warranty, representation, covenant or condition is intended may, in writing, waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other party hereto and any defaults hereunder, provided, however, that such waiver shall not affect or impair the waiving party’s rights in respect to any other warranty, representation, covenant, condition or default hereunder.

4.6 Index and Captions The captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof.

4.7 Governing Law; Venue. This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts of laws principles that would require the application of any other law. Each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Broward County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of the venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed in multiple original counterparts as of the date set forth above.

PARENT:

theglobe.com, inc.

By:	/s/ Edward A. Cespedes
Print Name:	Edward A. Cespedes
Title:	President

BUYER:

Tralliance Registry Management Company, LLC

By:	Michael S. Egan
Print Name:	Manager